EX 99.28(p)(160)

The Capital Group Companies

Code of Ethics

September 2011

Code of Ethics

The following is the Code of Ethics for the Capital Group companies, which includes Capital Research and Management Company (CRMC), the investment adviser to the American Funds, and those involved in the distribution of the funds, client support and services; and Capital Group International Inc. (CGII), which includes Capital Guardian Trust Company and Capital International Inc.  The Code of Ethics applies to all Capital associates.

Introduction

Associates of the Capital Group companies (Capital) are responsible for maintaining the highest ethical standards when conducting business, regardless of lesser standards that may be followed through business or community custom.  In keeping with these standards, all associates must place the interests of fund shareholders and clients first.

Capital’s Code of Ethics (Code of Ethics) requires that all associates:  (1) act with integrity, competence and in an ethical manner; (2) comply with applicable U.S. federal securities laws, as well as all other applicable laws, rules and regulations; and (3) promptly report violations of the Code of Ethics, as outlined below.

As part of the Code of Ethics, Capital has adopted the guidelines and policies below to address certain aspects of Capital’s business.  In the absence of specific guidelines and policies on a particular matter, associates must keep in mind and adhere to the requirements of the Code of Ethics set forth above.

It is important that all associates comply with the Code of Ethics, including its related guidelines and policies.  Failure to do so could result in disciplinary action, including termination.

Questions regarding the Code of Ethics may be directed to the Code of Ethics team.

Guidelines

Protecting sensitive information

Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others.  Associates who believe they may have material non-public information should contact a member of the Legal staff.  Please see below for a summary of the Insider Trading Policy.

Associates are responsible for safeguarding confidential information relating to investment research and fund and client holdings, including analyst research reports, investment meeting discussions/notes, and current fund/client transaction information.  Associates should not trade based on Capital’s confidential and proprietary investment information.

Other types of information (for example, marketing plans, employment issues and shareholder identities) may also be confidential and should not be shared with individuals outside the company (except those retained to provide services for Capital).

Extravagant or excessive gifts and entertainment

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Associates should not accept extravagant or excessive gifts or entertainment from persons or companies that conduct business with Capital. Please see below for a summary of the Gifts and Entertainment Policy.

No special treatment from broker-dealers

Associates may not accept negotiated commission rates or any other terms they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts.  Favors or preferential treatment from broker-dealers may not be accepted.  This rule applies to the associate’s spouse and any immediate family member residing in the same household.

No excessive trading of Capital-affiliated funds

Associates should not engage in excessive trading of the American Funds or other Capital-managed investment vehicles worldwide in order to take advantage of short-term market movements.  Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders or clients. This rule applies to the associate’s spouse and any immediate family member residing in the same household.

Ban on Initial Public Offerings (IPOs)

Associates and immediate family members residing in the same household may not participate in IPOs. Exceptions are rarely granted; however, they will be considered on a case-by-case basis (for example, where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).

Outside business interests/affiliations

Board of Directors/Advisory Board Member

Associates may not serve on the board of directors (including an advisory board) of any public or private company without prior permission from the Code of Ethics team.  This rule does not apply to:  (1) boards of Capital companies or funds, or (2) board service that is a direct result of the associate’s responsibilities at Capital, such as for portfolio companies of private equity funds managed by Capital and (3) boards of non-profit and charitable organizations.

Material business ownership interest and affiliations

Material business ownership interests may give rise to potential conflicts of interest. Associates should disclose senior officer positions or ownership of at least 5% or more of public or private companies that are or potentially may do business with Capital or American Funds. This reporting requirement also applies to the associate’s spouse and any immediate family member(s) residing in the same household.

Any questions may be directed to the Code of Ethics team.

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Other guidelines

Statements and disclosures about Capital, including those made to fund shareholders and clients and in regulatory filings, should be accurate and not misleading.

Reporting requirements

Annual certification of the Code of Ethics

All associates are required to certify at least annually that they have read and understand the Code of Ethics. Questions or issues relating to the Code should be directed to the associate’s manager or the Code of Ethics team.

Reporting violations

All associates are responsible for complying with the Code of Ethics.  As part of that responsibility, associates are obligated to report violations of the Code of Ethics promptly, including: 1) fraud or illegal acts involving any aspect of Capital’s business; 2) noncompliance with applicable laws, rules and regulations; 3) intentional or material misstatements in regulatory filings, internal books and records, or client records and reports; or 4) activity that is harmful to fund shareholders or clients.  Deviations from controls or procedures that safeguard Capital, including the assets of shareholders and clients, should also be reported. Reported violations of the Code of Ethics will be investigated and appropriate action will be taken.  Once a violation has been reported, all associates are required to cooperate with Capital in the internal investigation of any matter by providing honest, truthful and complete information.

Associates may report confidentially to a manager/department head, or by accessing the Open Line. Calls and emails will be directed to the Open Line Committee.

Associates may also contact:

•	The Chief Compliance Officer of CRMC or CGTC

•	Legal counsel employed with Capital

Capital strictly prohibits retaliation against any associate who in good faith makes a complaint, raises a concern, provides information or otherwise assists in an investigation regarding any conduct that he or she reasonably believes to be in violation of the Code of Ethics.  This policy is designed to ensure that associates comply with their obligations to report violations without fear of retaliation.

Policies

Capital’s policies regarding gifts and entertainment, political contributions, insider trading and personal investing are summarized below.

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Gifts and Entertainment Policy

Under the Gifts and Entertainment Policy, associates may not receive or extend gifts or entertainment that are excessive, repetitive or extravagant, if such gifts or entertainment are in relation to Capital’s business. The Policy is intended to ensure that gifts and entertainment involving associates do not raise questions of propriety regarding Capital’s business relationships or prospective business relationships.  Accordingly, for gifts and entertainment involving those who conduct, or may conduct, business with Capital:

•	An associate may not accept gifts from (or give a gifts to) the same person or entity worth more than $100 in a 12-month calendar year period.

•
An associate may not accept or extend entertainment valued at over $500 unless a business reason exists for such entertainment and the entertainment is pre-approved by the associate’s manager and the Gifts and Entertainment Committee.

Gifts or entertainment extended by a Capital associate and approved by the associate’s manager for reimbursement by Capital do not need to be reported (or precleared).  The expenses, however, are subject to the approval of the associate’s manager.  Associates should also be aware that certain laws or rules may prohibit or limit gifts or entertainment extended to public officials—especially those responsible for investing public funds.

Reporting

The limitations relating to gifts and entertainment apply to all associates as described above, and associates will be asked to complete quarterly disclosures.  Associates must report any gift exceeding US$50 and business entertainment in which an event exceeds US$75 (although it is recommended that associates report all gifts and entertainment).

Charitable contributions

Associates must not allow Capital’s present or anticipated business to be a factor in soliciting political or charitable contributions from outside parties.

Gifts and Entertainment Committee

The Gifts and Entertainment Committee oversees administration of the Policy.  Questions regarding the Gifts and Entertainment Policy may be directed to the staff of the Gifts and Entertainment Committee.

Political Contributions Policy

Making political contributions

Associates should avoid making political contributions or engaging in activities that directly support officials, candidates, or organizations that may be in a position to influence decisions to award business to investment management firms.

Associates may not use Capital offices or equipment (including email or telephones) to engage in political fundraising or solicitation. To the extent an associate volunteers time on behalf of a candidate or

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political organization, those activities should be limited to non-work hours.

Guidelines for political contributions and activities within the U.S.

In addition to the limitations described above, specific rules exist for political contributions and activities within the U.S.  Under Capital’s policy related to U.S. political contributions, certain associates are deemed to be “restricted” by virtue of working for one of our investment management companies (or other groups) that could be providing services to U.S. public plans either directly or through an investment in one of our funds. Restricted Associates are subject to specific requirements as described below with respect to contributions made to government officials or candidates, Political Action Committees, or political parties.  All other Capital associates are encouraged to seek guidance with respect to contributions to any official or candidate who may be in a position to influence decisions to award business to an investment management firm.

Restricted Associates are subject to the following requirements with respect to contributions made to government officials or candidates, Political Action Committees, or political parties within the U.S.:

•
Prior to making any kind of contribution to 1) a state or local official, 2) a candidate for state or local office, or 3) a federal candidate currently holding state or local office, Restricted Associates must obtain the appropriate legal documentation and receive approval from the staff of the Political Contributions Committee.

•	Legal documentation and approval from the staff of the Political Contributions Committee are also required for contributions to any Political Action Committee (PAC) or similar political organization.

•	Contributions to state or local political parties are not permitted.

•	Contributions to federal political parties cannot be directed to any state or local official or candidate.

•
Restricted associates may not coordinate or solicit contributions on behalf of a state or local government official or candidate or PAC without the appropriate certification and preclearance as described above.

•	All Restricted Associates will be required to report any political contributions made or certify that they have made no contributions each calendar quarter.

The full Political Contributions Policy includes several sample certifications and letters that may be used with political candidates, PACs and political parties explaining Capital’s policies and requirements.  Exceptions to the documentation requirements may be granted on a case-by-case basis.

Questions regarding the Political Contributions Policy and requests for approval may be directed to the staff of the Political Contributions Committee.

Special political contribution requirements – CollegeAmerica

Certain associates involved with "CollegeAmerica," the American Funds 529 College Savings Plan sponsored by the Commonwealth of Virginia, will receive a special reporting form. These associates are subject to additional restrictions and reporting requirements. For example, these associates generally may not contribute to Virginia political candidates or parties. These associates must also preclear any contributions to political candidates and parties in all states and municipalities and any Political Action Committee (PAC) other than to the Investment Company Institute PAC (ICI PAC).

Political Contributions Committee
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The Political Contributions Committee oversees the administration of the Policy, including considering and granting possible exceptions.  Questions regarding the Political Contributions Policy may be directed to the staff of the Political Contributions Committee.

Insider Trading Policy

Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material non-public information from trading on or communicating the information to others.  Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.  In addition, trading in fund shares while in possession of material, non-public information that may have an immediate impact on the value of the fund’s shares may constitute insider trading.

While investment research analysts are most likely to come in contact with material non-public information, the rules (and sanctions) in this area apply to all Capital associates and extend to activities both within and outside each associate's duties.  Associates who believe they have material non-public information should contact any lawyer in the organization.

Personal Investing Policy

This policy applies only to “covered associates.”  Special rules apply to certain associates in some non-US offices.

Introduction

Certain associates may have access to confidential information that places them in a position of special trust. They are affiliated with a group of companies responsible for the management of over a trillion dollars belonging to mutual fund shareholders and other clients. Laws, ethics and Capital’s policies place a responsibility on all associates to ensure that the highest standards of honesty and integrity are maintained at all times.

There are several rules that must be followed to avoid possible conflicts of interest regarding personal investments.  Keep in mind, however, that placing the interests of fund shareholders and clients first is the core principle of the Code of Ethics and applies even if the matter is not covered by a specific provision.  The following is only a summary of the Personal Investing Policy.

Personal investing should be viewed as a privilege, not a right. As such, the Personal Investing Committee may place limitations on the number of preclearances and/or transactions.

Covered Associates

“Covered Associates” are associates with access to non-public information relating to current or imminent fund/client transactions, investment recommendations or fund portfolio holdings.  Covered associates include the associate’s spouse and other immediate family members (for example, children, siblings and parents) residing in the same household.  Any reference to the requirements of covered associates in this document applies to these family members.

Additional rules apply to Investment Professionals

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“Investment Professionals” include portfolio counselors/managers, investment counselors, investment analysts and research associates, portfolio specialists, investment specialists, traders, including trading assistants, and investment control, portfolio control and fixed income control associates, including assistants.

Questions regarding coverage status should be directed to the staff of the Personal Investing Committee.

Prohibited transactions

The following transactions are prohibited:

•
Initial Public Offering (IPO) investments

Exceptions are rarely granted; however, they will be considered on a case-by-case basis (for example, where a family member is employed by the IPO company and IPO shares are considered part of that family member’s compensation).

•	Short selling of securities subject to preclearance

•	Investments by investment professionals in short ETFs except those based on certain broad-based indices

•	Spread betting/contracts for difference (CFD) on securities (allowed only on currencies, commodities, and broad-based indices)

•	Writing puts and calls on securities subject to preclearance

Reporting requirements

Covered associates are required to report their securities accounts, holdings and transactions. An electronic reporting platform will be made available for quarterly and annual disclosures.

Preclearance of securities transactions

Certain transactions may be exempt from preclearance; please refer to the Personal Investing Policy for more details.

Before buying or selling securities, including securities that are not publicly traded, covered associates must check with the staff of the Personal Investing Committee.

Preclearance requests will be handled during the hours the New York Stock Exchange (NYSE) is open, generally 6:30am to 1:00pm Pacific Standard Time.

Transactions will generally not be permitted in securities on days the funds or clients are transacting in the issuer in question.  In the case of investment professionals, permission to transact will be denied if the transaction would violate the seven-day blackout or short-term profits policies (see “Additional policies for Investment Professionals” below).  Preclearance requests by investment professionals are subject to special review.

Additional policies for Investment Professionals

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Disclosure of personal and professional holdings (cross-holdings)

Portfolio counselors/managers, investment analysts, portfolio specialists and certain investment specialists will be asked to disclose securities they own both personally and professionally on a quarterly basis. Analysts will also be required to disclose securities they hold personally that are within their research coverage or could be eligible for recommendation by the analyst professionally in the future in light of current research coverage areas. This disclosure will be reviewed by the staff of the Personal Investing Committee and may also be reviewed by various Capital committees.

If disclosure has not already been made to the Personal Investing Committee, any associate who is in a position to recommend a security that the associate owns personally for purchase or sale in a fund or client account should first disclose such personal ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation.  This disclosure requirement is consistent with both the CFA Institute standards as well as the ICI Advisory Group Guidelines.

In addition, portfolio counselors/managers, investment analysts, portfolio specialists and certain investment specialists are encouraged to notify investment/portfolio/fixed-income control of personal ownership of securities when placing an order (especially with respect to a first-time purchase).

Blackout periods

Investment professionals may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account transacts in that issuer. The blackout period applies to trades in the same management company with which the associate is affiliated. In addition, in instances where the fund or client accounts are active in fixed income assets, the blackout period will apply across all management companies, regardless of the management company with which the associate is affiliated.

If a fund or client account transaction takes place in the seven calendar days following a precleared transaction by an investment professional, the personal transaction may be reviewed by the Personal Investing Committee to determine the appropriate action, if any. For example, the Personal Investing Committee may recommend the associate be subject to a price adjustment to ensure that he or she has not received a better price than the fund or client account.

Ban on short-term trading

Investment professionals are generally prohibited from the purchase and sale or sale and purchase of a security within 60 calendar days.  This restriction does not apply to securities that are not subject to preclearance.  However, if a situation arises whereby the associate is attempting to take a tax loss, an exception may be made.  This restriction applies to the purchase of an option and the sale of an option, or the purchase of an option and the exercise of the option and sale of shares within 60 days.  Although the associate may be granted preclearance at the time the option is purchased, there is a risk of being denied permission to sell the option or exercise and sell the underlying security.  Accordingly, transactions in options on individual securities are strongly discouraged.

Exchange-traded funds (ETFs) and index funds

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Investment professionals should preclear ETFs and index funds (for example, UCITS, SICAVs, OEICs, FCPs, Unit Trusts and Publikumsfonds) except those based on certain broad-based indices.

Note: Investment professionals are prohibited from investing in short ETFs based on certain broad-based indices.

Penalties for violating the personal investing policy

Covered associates may be subject to penalties for violating the Personal Investing Policy including failing to preclear, report, submit statements and/or failing to submit timely initial, quarterly and annual certification forms. Failure to adhere to the Personal Investing Policy could also result in disciplinary action, including termination.

Personal Investing Committee

The Personal Investing Committee oversees the administration of the Policy.  Among other duties, the Committee considers certain types of preclearance requests as well as requests for exceptions to the Policy.

Questions regarding the Personal Investing Policy may be directed to the staff of the Personal Investing Committee.

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